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                                                                     EXHIBIT 3

                                                                  EXECUTION COPY


                         PHARMACEUTICAL RESOURCES, INC.


                             Stock Option Agreement
                             ----------------------


     PHARMACEUTICAL RESOURCES, INC., a New Jersey corporation (the "Company"), hereby grants Merck KGaA, a Kommanditgesellschaft auf Aktien organized under the laws of Germany(the "Optionee"), a non-statutory stock option (the "Option") to purchase from the Company up to 820,000 shares of common stock, par value $.01 per share, of the Company ("Option Shares") at a price and on the terms set forth in this Option Agreement. The Option is granted by the Company to the Optionee in consideration for Services (as such term is defined in the Services Agreement) to be provided by the Optionee to the Company pursuant to the Services Agreement, dated June 30, 1998, between the Company and the Optionee (the "Services Agreement").

     SECTION 1. Term of Option. The Option is granted as of the date hereof (the "Grant Date") and shall be exercisable at any time beginning three years and ten days after the date hereof; provided that, to the extent not exercised, this Option shall terminate on April 30, 2003.

     SECTION 2. Vesting. The Option shall vest on the following schedule:



                                              Cumulative vested
Measured from Grant Date                      portion of Option Shares
------------------------                      ------------------------


First anniversary                             one-third
Second anniversary                            two-thirds
Third anniversary                             entire amount


     SECTION 3. Exercise of Option. Subject to the provisions hereof, this Option may be exercised in whole or in part at any time, or from time to time, to the extent vested, during its term, as set forth in Section 1 herein, by presentation to the Company at its principal office of the Option Exercise Form attached hereto, duly executed and accompanied by payment (either in cash or by United States certified or official bank check payable to the order of the Company) of the Exercise Price for the number of Option Shares specified in such Form. Upon receipt of the Option Exercise Form and such payment, the Company shall, within five (5) business days, cause to be delivered to the Optionee one or more certificates representing the aggregate number of fully-paid and nonassessable Option Shares issuable upon exercise as specified in the Form.


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     SECTION 4. Exercise Price. The exercise price ("Exercise Price") shall be
US $2.00 per share.

     SECTION 5. Reservation of Shares. The Company will reserve for issuance and delivery upon exercise of this Option all authorized but unissued Common Shares or other shares of capital stock of the Company (and other securities and property) from time to time receivable upon exercise of this Option.

     SECTION 6. Restrictions on Transfer, Exercise and Registration.

     6.1 Transferability. This Option may not be sold, transferred, pledged, assigned or otherwise disposed of (collectively, "Transferred") by the Optionee.

     6.2 Compliance with Securities Legislation. No Option Shares may be transferred except in full compliance with all applicable provisions of the Securities Act of 1933 and of applicable state securities laws.

     6.3 Legend. Each certificate for the Option Shares shall be endorsed with the following legend:

     "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF EFFECTIVE REGISTRATION STATEMENTS UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS."

     6.4 Registration. The Option Shares shall have the benefit of the Registration Rights Agreement, dated March 25, 1998, between the Company, Lipha Americas, Inc., Genpharm Inc. and the Optionee.

     6.5 Restrictions on Exercise. The Option may not be exercised if the issuance of the Option Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations. As a condition to the exercise of the Option,


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the Company may require the Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     SECTION 7. Rights of the Optionee. The Optionee shall not be entitled to any rights of a shareholder of the Company with respect to the Option Shares solely as a result of the grant of the Option. Such rights shall exist only after issuance of a stock certificate in accordance with Section 3 above following the Optionee's exercise of the Option (or a portion thereof) hereunder. The rights of the Optionee are limited to those expressly provided in this Option.

     SECTION 8. Termination of Services Agreement

     (a) If the Services Agreement terminates other than as a result of the Optionee's Breach and the Optionee thereby ceases to provide Services to the Company, this Option may be exercised in full during the remaining balance of the term of the Option (but not in any event before three years and ten days have elapsed from the date hereof or beyond the expiration of the term of this Option), notwithstanding anything to the contrary in this Option Agreement.

     (b) If the Services Agreement terminates as a result of the Optionee's Breach and the Optionee thereby ceases to provide Services to the Company, the Optionee may exercise the Option, to the extent vested as of the date of such termination, during the remaining balance of the term of the Option (but not in any event before three years and ten days have elapsed from the date hereof or beyond the expiration of the term of the Option).

     (c) For purposes of this section, "Breach" means willful refusal of the Optionee to provide Services to the Company in accordance with the Services Agreement.

     SECTION 9. Anti-Dilution Provisions.

     9.1. Adjustments for Stock Dividends; Combinations, Etc. In case the Company shall do any of the following (each, an "Event"):

          (a) declare a dividend or other distribution on its common shares payable in common shares of the Company;

          (b) effect a subdivision of its outstanding common shares into a greater number of common shares (by reclassification, stock split or otherwise by payment of a dividend in common shares);



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          (c) effect a combination of its outstanding common shares into a lesser number of common shares (by reclassification, reverse split or otherwise);

          (d) issue by reclassification, exchange or substitution of its common shares any shares of capital stock of the Company; or

          (e) effect any other transaction having a similar effect, then the Exercise Price in effect at the time of the record date for such Event shall be adjusted to a price determined by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately prior to such Event and the denominator of which shall be the number of Common Shares outstanding immediately after such Event. Each such adjustment of the Exercise Price shall be calculated to the nearest cent. No such adjustment shall be made in an amount less than One Cent ($.01), but any such amount shall be carried forward and shall be given effect in connection with the next subsequent adjustment. Such adjustment shall be made successively whenever any Event shall occur.

     9.2 Adjustment in the Number of Option Shares. Whenever the Exercise Price shall be adjusted pursuant to Section 9.1 hereof, the number of Option Shares which the Optionee may purchase upon exercise of the Service Option shall be adjusted, to the nearest full share, by multiplying such number of Option Shares immediately prior to such adjustment by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter.

     9.3 Adjustment for Consolidation or Merger. In case of any consolidation or merger to which the Company shall be a party, other than a consolidation or merger in which the Company shall be the surviving or continuing corporation, or in case of any sale or conveyance to another entity of all or substantially all of the property of the Company, or in the case of any statutory exchange of securities with another entity (including any exchange effected in connection with a merger of any other corporation with the Company), the Optionee shall have the right thereafter to receive from the Company upon exercise of the Option the kind and amount of securities, cash or other property which it would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had this Option been exercised immediately prior to the effective


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date of such transaction and, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 9 with respect to the rights and interests thereafter of the Optionee to the end that the provisions set forth in this Section 9 shall thereafter correspondingly be made applicable, as nearly as then may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Option. Notice of any such consolidation, merger, statutory exchange, sale or conveyance, and of the provisions proposed to be adjusted, shall, to the extent reasonably practicable, be mailed to the Optionee not less than thirty (30) days prior to such event.

     SECTION 10. Fully Paid Shares; Taxes. The Company agrees that the common shares of the Company represented by each and every certificate for the Option Shares delivered on the exercise of this Option in accordance with the terms hereof shall, at the time of such delivery, be validly issued, fully-paid and nonassessable, free and clear of all liens, pledges, options, claims or other encumbrances. The Company further covenants and agrees that it will pay, when due and payable, any and all Federal and state stamp, original issue or similar taxes (but specifically not including any income taxes) which may be payable in respect of the issue of any Option Shares or certificates therefor.

     SECTION 11. Notices. All notices hereunder shall be in writing and shall be given: (a) if to the Company, at One Ram Ridge Road, Spring Valley, New York 10977 (attention: Kenneth I. Sawyer), fax number: (914) 425-5097, with a copy to Hertzog, Calamari & Gleason, at 100 Park Avenue, New York, New York 10017 (attention: Stephen Ollendorff, Esq., and Stephen R. Connoni, Esq.), fax number:
(212) 213-1199, or (b) if to the Optionee, at Merck KGaA, Frankfurter Strasse 250, 64271 Darmstadt, Germany, (attention: Professor Dr. Bernhard Scheuble), fax number: 011 49-6151-72-5962, with a copy to Coudert Brothers, at 1114 Avenue of the Americas, New York, New York 10036 (attention: Edwin S. Matthews, Jr.), fax number: (212) 626-4120. Any notice shall be deemed to have been given if personally delivered or sent by express commercial courier or delivery service or by telegram, telefax, telex or facsimile transmission. Any notice given in any other manner shall be deemed given when actually received.

     SECTION 12. Amendments; Waiver. This Option may not be amended, and no provision hereof may be waived, without the prior written consent of at least a majority of the Company Designees (as defined in the Stock Purchase


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Agreement, dated March 25, 1998, between the Company and Alpha Americas,
Inc.) on behalf of the Company and except pursuant to a written instrument executed by the Company and the Optionee.

     SECTION 13. Headings. The headings of the Sections of this Option have been inserted for convenience of reference only and shall not be deemed to be a part of this Option.

     SECTION 14. Governing Law. This Option is issued under, and shall be governed by and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly within such State.

     IN WITNESS WHEREOF, the Company has caused this Option to be signed on its behalf, in its corporate name, by its duly authorized officer, on June 30, 1998.


                                          PHARMACEUTICAL RESOURCES, INC.



                                          By:  /s/ Kenneth I. Sawyer
                                             ---------------------------
                                             Kenneth I. Sawyer
                                             President


Attest:



 /s/ Dennis J. O'Connor
--------------------------
Dennis J. O'Connor
Secretary


                                          MERCK KGaA


                                          By:  /s/ Scheuble
                                             --------------------------
                                             Name: Prof. Dr. Bernhard
                                                       Scheuble
                                             Title: Member of the Executive
                                                       Board

                                          By:  /s/ Klaus-Peter Brandis
                                             Name: Klaus-Peter Brandis
                                               Title: Head of Legal
                                                       Department


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                         PHARMACEUTICAL RESOURCES, INC.

                           STOCK OPTION EXERCISE FORM
                           --------------------------


     For services performed, the undersigned hereby irrevocably elects to exercise the attached Option to purchase ______ shares of common stock of Pharmaceutical Resources, Inc. at the Exercise Price of $2.00 per share, in accordance with the Option Agreement.

     Attached hereto is cash or a U.S. certified or official bank check payable to the order of the Company in the amount of the total Exercise Price set forth above.




                                             --------------------------------
                                             Name of Optionee



                                             --------------------------------
                                             Signature of Optionee
                                             or Authorized Representative




                                             --------------------------------
                                             Name and Title of Authorized
                                             Representative



                                             --------------------------------
                                             Address of Optionee



                                             --------------------------------
                                             Date




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